UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)           November 6, 2008
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 6, 2008, the Novelis Inc. Board of Directors appointed Robert Nelson, formerly Acting Controller, as Vice President, Finance and Controller, reporting to Steve Fisher, Chief Financial Officer.
     Mr. Nelson has been the Acting Controller of Novelis Inc. since July 2008. Previously, he worked for 22 years at Georgia Pacific, one of the world’s leading manufacturers of tissue, pulp, paper, packaging, and building products. Mr. Nelson served in a variety of corporate and operational financial roles at Georgia Pacific, most recently as Vice President and Controller from 2004 to 2006. Prior to that, he was Vice President Finance, Consumer Products & Packaging.
     Mr. Nelson will receive an annual base salary of $300,000, an annual short term target bonus percentage of 50% of his base salary, and a long term incentive target opportunity of $171,000. However, for the long term incentive plan grant for FY2009-FY 2012, Mr. Nelson will receive a target opportunity of $200,000. He will receive perquisites customarily provided to our executives and will be entitled to receive 12 months severance pay and benefits if terminated involuntarily except for cause.
     Additionally, Mr. Nelson will receive a two-part sign-on bonus. The first payment will be made within thirty days of hire in the gross amount of $100,000. The second payment will be made within 30 days of November 6, 2009, in the gross amount of $100,000. Should he voluntarily terminate his employment with Novelis before November 6, 2010, Mr. Nelson will be required to repay a prorated portion of these payments.
     Mr. Nelson, age 51, earned a degree in Accountancy from the University of Illinois — Urbana - Champaign, and is a Certified Public Accountant in the State of Georgia.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: November 12, 2008	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
Secretary